Exhibit 99.2
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MEREDITH CORPORATION
FISCAL 2000 THIRD QUARTER CONFERENCE CALL
April 19, 2000 - 10 a.m. Central


JENNIFER MCCOY:
Good morning. I'm Jenny McCoy, manager of investor communication for Meredith Corporation. With me are Bill Kerr, chairman and chief executive officer; Suku Radia, our chief financial officer; Cary Jones, our Broadcasting Group president; Steve Lacy, president of the new Interactive and Integrated Marketing Group; and Tom Ferree, our corporate controller.

Bill and Suku will begin the program by discussing our fiscal 2000 third quarter results, and then we'll respond to your questions.

Before they begin, let me remind you that we'll be discussing forward-looking information that is subject to certain risks and uncertainties based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated. Factors which could adversely affect future results include, but are not limited to, changes in advertising and consumer demand, paper prices, postal rates and other adverse economic conditions nationally, regionally or in specific local markets. A complete description can be found on page 22 of our fiscal 1999 annual report.

At this time, I'll turn the program over to Bill.

BILL KERR:
Thanks Jenny, and welcome to everyone listening this morning.

First, I'd like to officially welcome Suku Radia to Meredith, as this is the first conference call in which he will be an active participant. We believe you will enjoy working with Suku, and we encourage you to call him any time you have questions or comments about the company.

I'd also like to welcome Cary Jones to our call. He was recently promoted to president of our Broadcasting Group. His extensive experience in broadcasting operations will be valuable in improving our Group's performance as we go forward.

Let's start with Suku giving a quick update on the financial results released this morning.

SUKU RADIA:
This morning, as you may have seen, we reported net earnings for the quarter ended March 31, of $24.8 million or 47 cents per share, compared to $22.1 million or 41 cents in the prior-year third quarter. This equates to 15 percent growth in earnings per share for the quarter.

For the first three quarters of fiscal 2000, earnings were $68.3 million, or $1.29 per share. For the same period in fiscal 1999, earnings before nonrecurring items were $64.9 million, or $1.20 per share.




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Net earnings for the fiscal 1999 year-to-date period were $66.3 million, or
$1.23 per share, which included an after-tax gain of $1.4 million, or 3 cents per share from the sale of the net assets of the Better Homes and Gardens real estate service in the fiscal 1999 first quarter.

Fiscal 2000 third quarter EBITDA increased 16 percent to $62.8 million from $54.1 million in the prior-year quarter. For the year-to-date, EBITDA grew 15 percent to $179.1 million from $155.9 million.

Fiscal 2000 third quarter and year-to-date earnings include dilution of 8 cents per share and 21 cents per share, respectively, from our March 1, 1999, acquisition of WGNX-TV, the CBS affiliate in Atlanta.

Company revenues for the fiscal 2000 third quarter grew 8 percent to $286.9 million from $265.1 million in the prior year. For the year-to-date period, company revenues grew 6 percent to $813.5 million from $765.9 million.

Comparable third quarter and year-to-date revenues grew 8 percent and 5 percent, respectively, when adjusting for discontinued magazine titles and the impact of the Atlanta acquisition.

We continue to deliver strong return on equity. At March 31, our trailing 12-month ROE was 21.1 percent.

I will provide more financial details before the end of the call, but first I'm going to turn it back to Bill for update on a few business developments:

BILL KERR:
Let me start with our Broadcasting Group. The performance of our Broadcasting Group in the third quarter did not meet our expectations. The group's third quarter results were impacted by a number of factors:

First, weak ratings for the FOX network affected revenue performance for our six FOX affiliates -- not only in prime time but in late night news as well. This year's shift of the Super Bowl from FOX to ABC also had a negative impact.

Second, increased inventory impacted our ability to increase rates -- particularly in Phoenix and Kansas City.

Finally, continued investments in the Atlanta station and news expansions at several stations also impacted current results, even though they will contribute to stronger financial performance over time.

As we look to the fiscal fourth quarter, advertising pacings for our Broadcasting Group are up in the low single digits compared to the prior-year quarter. Let me remind you that pacings reflect a single point in time and are subject to change.

We also believe that the back half of calendar 2000 will be stronger than the first half of the year due in part to the November political elections.

As I mentioned at the outset, Cary Jones has been appointed president of our Broadcasting Group. His key focus is on making sure we are strategically deploying our assets to maximize operating profit.


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I know that his 28 years of industry experience will serve him well as he works to improve our Broadcasting Group's financial results.

We know that you're particularly interested in the progress of our Atlanta CBS affiliate, acquired in March 1999. Building viewership is our No. 1 priority for the station. This will enable us to translate that improvement into revenue gains.

So let me begin this part of the discussion by giving you a few indications of our progress with regard to ratings. In the following examples, we'll focus on demographic ratings, since that's what the station targets with its selling efforts. Each comparison focuses on our core target of adults 25 to 54 for the February 1999 to February 2000 timeframe.

Ratings increased in 18 of the 22 time periods tracked by Nielsen. Sign-on to sign-off ratings increased 14 percent, to 1.6 from a 1.4. We're tied for fourth place in the Atlanta market, up from sixth place in February 1999.

Looking at local news specifically, ratings grew 100 percent at 6 p.m., 27 percent at 11 p.m., 86 percent at noon, 14 percent at 5 p.m., and 100 percent at 6 a.m.

These improvements are off a small base, but are encouraging.   We expect to
continue this momentum and begin converting these ratings improvements into revenue growth. This will be a critical initiative, as we expect dilution from the Atlanta acquisition to be slightly higher in the second half of fiscal 2000 than the first half.

In other developments, WSMV-TV in Nashville has reached a favorable long-term affiliation agreement with NBC. The station will continue to receive compensation from the network, although at a lower level than under our previous contract.

We do not release specific numbers related to network compensation. We can tell you, however, that the effect of the new affiliation agreement in Nashville does not have a material impact on our Broadcasting business.

We also are making progress on initiatives to develop a revenue-generating business model for our stations' digital spectrum. We took a significant step recently with our investment in the iBlast Network. Let me give you some details.

For those of you not familiar with iBlast, the company was formed when we, along with 11 other major broadcasters, dedicated a portion of our digital spectrum so the company could use that resource to deliver digital content to consumers through their personal computers.

We own a minority equity position in iBlast , and we will share in its revenues going forward. We expect iBlast services to begin operating in calendar 2001.

We considered several options for using our digital spectrum. We chose iBlast because we feel it makes an instant, nationwide footprint in terms of wireless content. Also, we should note that our stake in this company does not preclude us from developing other applications for our spectrum.



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Now let's turn to the Publishing Group:

Our Publishing Group reported an exceptionally strong third quarter, with operating profit growth of 26 percent and revenue growth of 11 percent versus the prior-year period.

Better Homes and Gardens maintained its commanding market share position in the women's service field. Based on PIB data for the 12-month period ended with the March issue, Better Homes and Gardens increased its lead in the seven-magazine field with 28 percent of all advertising revenues.

Its closest competitor had 16 percent. Better Homes and Gardens and Ladies' Home Journal combined for 40 percent of the revenue in the field, far outpacing their closest competitors.

We're also pleased with the third quarter improvements at Ladies' Home Journal
magazine.   For the quarter, its advertising pages grew 8 percent versus the prior-year period, and advertising revenues grew at a stronger rate.

We announced some important circulation initiatives, frequency and rate base increases, and magazine launches on March 8. Let me summarize these initiatives for you.

On the circulation side, we are expanding our Internet-based programs to encourage more consumers to use the Web to subscribe to and renew Meredith magazines. For our fiscal third quarter, the number of magazine subscriptions sold through the Internet grew 175 percent compared to the prior- year quarter. While this is off a small base, our progress is encouraging.

Moving subscriptions to the Web has the potential to dramatically increase our circulation margins, as it eliminates mailing costs related to our subscription acquisition efforts.

Another circulation initiative is to enhance our single-copy sales efforts. Unlike many companies in our industry, we have seen an increase in revenues from single-copy sales during the last four years. We recently secured more than 50,000 additional magazine checkout pockets at major retailers, bringing our total pockets at retail to more than 600,000. We believe this will contribute to further improvement of our circulation margin.

Finally, we are increasing several magazine frequencies and rate bases. We plan to:

-- Increase the frequency of MORE magazine to 10 times annually and its rate base to 600,000 from the current 525,000.

--  Increase the frequency of Renovation Style magazine to six times annually.

--  Raise the rate base of Family Money magazine to 525,000.

--  Increase the frequency of Paint Decor and Scrapbooks Etc. to quarterly.

-- And launch Hometown Cooking and Antiques Extra as our two newest subscription titles.



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Before reviewing financial information, let's turn to Interactive and
Integrated Marketing.

As you recall, we announced in March that we are expanding and accelerating our Internet-related efforts on a company-wide basis. We believe the result will be stronger revenue growth, which will be instrumental in driving shareholder value. Let me review the five strategies we are pursuing, along with some examples of our progress.

First, we will create the premier home and family Internet site, including the development of vertical portals around our core content areas of decorating, food, home improvement and remodeling. Employing a modular architecture, we will use our flagship site -- Better Homes and Gardens.com -- as our launch platform, with branded content available for our other sites.

Second, we plan to leverage our news assets in the further development of our television stations' Web sites -- specifically, their transformation into local community portals.

Third, as I described earlier, we expect to reduce costs by shifting a meaningful amount of traditional magazine subscription and renewal efforts from the mail to the Internet.

A fourth strategy is to create and repurpose Meredith-branded content for use by major advertising and marketing clients on the Internet.

And fifth, we will expand our program of strategic alliances and equity investments in Internet partners who can accelerate our development efforts. Let me give you a few examples:

We have signed an agreement with HomePortfolio, Inc., the leading Internet destination for premium home and home-design products. Highlights of the agreement include online integration of branded content from both Meredith and HomePortfolio.com; an e-commerce arrangement; and registration and database initiatives. Additionally, HomePortfolio.com will advertise in selected Meredith titles and offer consumers the opportunity to subscribe online to Meredith magazines.

In addition, MORE magazine and ThirdAge Media have teamed up to create a style and beauty channel that will benefit consumers and advertisers who want to reach the powerful and growing demographic group of women over 40.

The launch will extend MORE magazine's reach to the one million registered users of Thirdage.com. This initiative will enhance our ability to generate new registrations and additional revenue. As part of the new relationship, ThirdAge will continue to advertise in MORE and will purchase and promote subscriptions to the magazine.

On a smaller scale, in February we announced a strategic alliance between Golf for Women magazine and Golf.com. Under the agreement, the parties will participate in a cooperative launch of the Golf for Women Internet site at golfforwomen.com.

This alliance will position Golf for Women as the primary women's golf content provider to the Golf.com site.


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Our rapid growth in Internet traffic and ability to generate registrations will be important as we proceed with each of these strategies. For each month of our fiscal third quarter, page views on our Web sites were more than 15 million. This represented a 30 percent increase over the same months a year ago. In addition, unique visitors per month have doubled from the prior year, to a total of 1.5 million for our measured sites.

The number of registrations generated by our sites continues to accelerate. In our fiscal third quarter, we added more than 125,000 new registrants, bringing our total to nearly 800,000.

In addition to expanding our Internet initiatives, an important strategy of the new operating group is to develop new integrated marketing relationships and grow our existing relationships.

One example of a new integrated marketing client is Kodak. At Kodak's request, we are not able today to provide details about this important new relationship. However, we'll discuss it during our fourth quarter conference call.

We also continue to expand our broad, strategic relationships with our largest clients, including The Home Depot, Kraft Foods, and Nestle.

Now I'd like to turn the call back to Suku for a look at some financial details.

SUKU RADIA:
Thanks, Bill. I'd like to begin by briefly discussing printing, paper and postage cost developments.

Our publishing business is continuing to experience benefits from our new printing contracts, favorably impacting the second half of our fiscal 2000.

Regarding paper, we have received another increase of 5 to 7 percent depending on grade, effective April 1. You'll recall that we received a similar increase last October.

Moving to postage -- at the beginning of the calendar year, the U.S. Postal Service filed a rate case proposing a 15 percent increase for periodicals, which would take effect next January. We view this increase as excessive and have been working diligently with the Postal Service and our peers to moderate the increase.

We believe these efforts are making an impact. In fact, recently the Postal Rate Commission expressed concern that the proposed increase for periodicals was out of line with other recommendations. The Commission has requested additional evidence from the Postal Service to support its rate case.

In other financial developments, we have significantly accelerated our share repurchase activities. We believe buying our own stock is a great investment at current prices, given our strong fundamentals, industry-leading brands and well-respected management team.

We repurchased nearly 900,000 shares in the third quarter, compared to about 400,000 shares in the entire first half of this fiscal year. Our board of directors has also authorized the repurchase of an additional 2 million shares through public and private transactions.

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Before concluding, I'd like to address our fourth quarter outlook. In our
Publishing Group, comparable magazine advertising pages are up in the high-single digits. This is based on current information and could still change.

And as Bill referenced, for the Broadcasting Group as a whole, fourth quarter pacings are up in the low-single digits compared to the prior-year quarter.

Let me remind you again that pacings reflect a single point in time and are subject to change.

We have noted that most of the First Call analyst estimates for our fiscal 2000 earnings per share -- excluding the non-recurring items announced on March 8 -- are currently clustered around $1.70 to $1.71 per share. While we are not certain to the penny, we believe that range is achievable.

There are two areas of uncertainty at this point. First, even though our Publishing Group continues to perform very well, we have not yet finalized all the details on the previously announced circulation and Internet initiatives for the fourth quarter. Second the broadcasting industry continues to experience month-to-month volatility.

Now I'll turn the program back to Bill for some closing remarks.

BILL KERR:
Thanks, Suku.

In closing, I'd like to remind you that our tremendous set of powerful brands and properties, and our expertise in marketing those assets, have resulted in an exceptional track record of delivering strong, consistent financial performance. Those assets also provide us with an outstanding foundation as the Interactive and Integrated Marketing Group moves forward with its strategic initiatives.

We're very enthusiastic about the future of our business. We believe the steps we announced on March 8 are extremely important in securing that future.

With that, we'll be happy to answer your questions.



















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